Exhibit (b)

September 13, 2000

Mr. J. William Smith
Vice Chairman and Treasurer
BT Financial Corporation
551 Main Street
Johnstown, Pennsylvania  15901

Dear Bill:

The Northern Trust Company ("Northern") is pleased to submit this commitment letter to BT Financial Corporation ("BT") to finance the repurchase of its common stock. Borrowings under this facility are subject to a number of terms and conditions including, but not limited to, those outlined in the attached Summary Term Sheet.

This commitment is conditioned upon the accuracy of financial and other information provided to Northern, and is contingent upon there being no material adverse change in the financial condition or other aspects of BT. It is also subject to receipt of executed legal documentation acceptable to Northern and its counsel. You may indicate acceptance of this commitment by signing both copies of this letter and returning one to my attention. This commitment will expire on October 1, 2000, unless accepted by you before that date.

Bill, we appreciate this opportunity to demonstrate Northern's continued support of your fine organization, and look forward to working with you toward the successful completion of this transaction.

Sincerely,


/s/ Thomas E. Bernhardt

Thomas E. Bernhardt
Vice President

Accepted this 26th day of September, 2000.

BT FINANCIAL CORPORATION


By /s/ J. William Smith
   ---------------------------------------

Its: Vice Chairman and Treasurer
     -------------------------------------

                            BT FINANCIAL CORPORATION
                               SUMMARY TERM SHEET*

Borrower:         BT Financial Corporation

Facility:         Unsecured Revolving Credit

Amount:           $30 million

Lenders:          The Northern Trust Company (50%), SunTrust Bank (50%)

Purpose:          General corporate purposes, including stock repurchases

Effective Date:   To be determined

Maturity Date:    364 days from effective date

Facility Fee:     .175% of commitment; payable quarterly in arrears

Renewal Option:   The Borrower may request individual one year extensions of the
                  Maturity Date, no later than 60 days prior to each anniversary of the signing of the credit agreement. The Lenders will respond to such request(s) no later than 30 days prior to the credit agreement anniversary date.

Interest Rate
 Alternatives:    New York Effective Fed Funds        +0.90%
                  LIBOR (1,2,3 month)                 +1.00%
                  Prime, floating                     -1.00%

                  Interest payable monthly in arrears for Fed Funds, the last day of each LIBOR period, and quarterly in arrears for Prime.

Minimum Draws:    Minimum draw of $500,000; draws to be made in increments of
                  $100,000

Prepayment:       Allowed at any time in increments of $500,000; requires
                  reimbursement of all losses incurred by the Lenders from prepayment of borrowings under LIBOR option other than on a re-pricing date

Documentation:    Customary for facilities of this type, including, but not
                  limited to the provisions outlined herein; mutually agreeable to the Borrower and the Lenders

                            BT FINANCIAL CORPORATION
                               SUMMARY TERM SHEET*

Conditions of
 Lending:         Customary, including, but not limited to:
                  1.  Documentation
                  2. Representations and warranties true and no default (each borrowing or rollover)

Events of Death:  Customary, including, but not limited to:
                  1.  Nonpayment
                  2.  Cross Default
                  3.  Warranties
                  4.  Noncompliance with Agreement
                  5.  Dissolutions, etc.
                  6.  Change in Control
                  7.  Litigation
                  8.  Regulatory Order
                  9.  Bankruptcy
                  10. Insolvency

Expenses:         Borrower to pay all expenses (including without limitation attorney's fees), incurred by Lenders in preparation, execution, and delivery of loan agreement and documentation contemplated thereby. Borrower to pay all expenses (including without limitation attorney's fees) incurred by Lenders in enforcement of loan agreement and other documentation.

Governing Law:    The State of Illinois

*This Term Sheet does not represent a commitment to lend.

                                                                     Exhibit (b)

September 14, 2000

Mr. J. William Smith
Vice Chairman and Treasurer
BT Financial Corporation
551 Main Street
Johnstown, Pennsylvania  15901

Dear Bill:

We are pleased to confirm that, subject to your acceptance of this commitment letter and your compliance with the terms and conditions set forth herein, SunTrust Bank ("Bank") will make available to BT Financial Corporation ("Borrower") a loan ("Loan") as more particularly described below:

BORROWER:           BT Financial Corporation
                    Johnstown, Pennsylvania

FACILITY:           Revolving Credit

AMOUNT:             $15,000,000

PURPOSE:            General Corporate Purposes - to include stock repurchase

RATE & FEE:         Alternatives:
                    New York Fed Effective Fed Funds  +0.90%
                    LIBOR (1,2,3 month)               +1.00%
                    Prime, floating                   -1.00%

                    Interest rate payable monthly in arrears for Fed Funds, the last day of each LIBOR period, and quarterly in arrears for Prime.

                    Facility Fee: 0.175% of commitment payable quarterly in arrears.

TERMS:              Interest only throughout the life of the Loan, in arrears.
                    All principal and accrued but unpaid interest shall be payable at maturity.

MATURITY:           364 days from closing

COLLATERAL:         Unsecured; Negative pledge on investments held in Delaware investment subsidiary with minimum value of $10,000,000

MATURITY:           364 days

LOAN
AGREEMENT:          To contain various default provisions and covenants to be
                    agreed upon and will be identical to that loan agreement provided you by Northern Trust to include but not be limited to those as per attached. (See Northern Trust Commitment
                    Letter and Term Sheet dated 9/13/2000).

DOCUMENTATION:      In addition to the promissory note executed by the Borrower, the Borrower shall deliver to the Bank such other documents as the Bank may reasonably request. All documentation shall be in form satisfactory to the Bank.

OTHER:              1.  The Bank will prepare the loan documents and the
                        Borrower will be responsible for all attorneys' fees associated with this transaction.
                    2.  The Bank's obligation to make the Loan is conditioned
                        upon there having occurred no act, omission, or undertaking which would singly or in the aggregate have a materially adverse effect on the business, assets, liabilities, financial conditions, results of operations, or business prospects of Borrower, or any of its subsidiaries, or upon the ability of the Borrower to perform any material obligations with respect to the Loan.

We appreciate the opportunity to make this commitment to you, and look forward to discussing it with you. Unless accepted by BT Financial Corporation, or extended by SunTrust Bank, the terms of this commitment letter will expire on October 1, 2000.

Yours truly,


/s/ Jim Bradshaw

                              Accepted this 26th day of September, 2000.

                              BT FINANCIAL CORPORATION

                              By: J. William Smith


                                 Name: /s/ J. William Smith
                                       ---------------------------------

                                 Title: Vice Chairman and Treasurer